CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of

Oppenheimer Senior Floating Rate Fund:

We consent to the use in this Registration Statement of Oppenheimer Senior Floating Rate Fund, of our report dated September 17, 2009, relating to the financial statements and financial highlights of Oppenheimer Senior Floating Rate Fund, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings “Financial Highlights” appearing in the Prospectus, which is also part of such Registration Statement and “Independent Registered Public Accounting Firm” appearing in the Statement of Additional Information.

 /s/ KPMG LLP

                         KPMG LLP

Denver, Colorado

November 19, 2009